Exhibit 99.1
Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.54
FROM CONTINUING OPERATIONS IN THIRD QUARTER

LAKE FOREST, Ill., Oct. 27, 2006 -- Brunswick Corporation (NYSE: BC) reported today earnings from continuing operations of $0.54 per diluted share for the third quarter of 2006 compared with $0.83 per diluted share for the same period in 2005. Earnings from continuing operations include tax-related benefits of $0.06 per diluted share and $0.14 per diluted share in the third quarters of 2006 and 2005, respectively.
“We were pleased with our results for the quarter, especially in light of a challenging marine market,” Brunswick Chairman and Chief Executive Officer Dustan E. McCoy said. “The most important consideration when operating in a cyclical industry is to manage pipeline inventories. As previously announced, we cut production in certain product lines in the third quarter to make pipeline corrections. Reducing production volumes was the right thing to do; however, lower fixed-cost absorption on lower production had an adverse effect on operating margins and earnings. Sales for the quarter were down 1 percent to $1.3 billion with gains from our Fitness and Bowling & Billiards segments and growth in international markets more than offset by a decline in domestic marine sales. Excluding incremental sales from acquired businesses, our organic sales declined 3 percent. A combination of a mix shift to lower-margin products; reduced fixed-cost absorption on lower production; and higher operating expenses due to acquisitions, inflation, and increased research and development spending on strategic initiatives led to the decline in operating margins to 5.6 percent for the third quarter compared with 7.6 percent a year ago.”

Third Quarter Results
For the quarter ended Sept. 30, 2006, net sales from continuing operations decreased 1 percent to $1,337.8 million, down from $1,351.1 million a year earlier. Operating earnings decreased 27 percent to $74.3 million compared with $102.1 million in the year-ago quarter, and operating margins were 5.6 percent, down from 7.6 percent. Net earnings from continuing operations for the third quarter of 2006 totaled $50.4 million, or $0.54 per diluted share, down from $82.4 million, or $0.83 per diluted share, for the third quarter of 2005. Both quarters include tax-related benefits discussed below.
During the second quarter of 2006, the company announced its decision to pursue the sale of substantially all of its Brunswick New Technologies business unit, which is being accounted for as a discontinued operation. For the third quarter of 2006, the company reported a net loss from discontinued operations of $13.9 million, or $0.15 per diluted share, compared with net earnings of $6.0 million, or $0.06 per diluted share for the third quarter of 2005.
The company said that during the third quarter of 2006, it acquired 1.5 million shares of its common stock for approximately $46 million under a $500 million repurchase authorization. Since the beginning of the year, approximately 4.6 million shares have been acquired for about $163 million. Diluted shares outstanding averaged 93.7 million in the third quarter of 2006, down from 99.3 million for the third quarter of 2005.

Tax Benefits
In the third quarter of 2006, the company recorded a tax benefit of approximately $0.06 per diluted share, primarily due to a claim for interest on open audits. In the third quarter of 2005, the company determined that earnings from certain of its foreign subsidiaries would be indefinitely reinvested outside of the United States, resulting in a change in the application of APB 23, “Accounting for Income Taxes - Special Areas,” effective July 1, 2005. Further, the company said it had refined its tax planning strategies for research and foreign export tax benefits. These actions benefited earnings from continuing operations by $0.14 per diluted share and earnings from discontinued operations by $0.02 per diluted share in the third quarter of 2005.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, which produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems. The Boat segment reported net sales for the third quarter of 2006 of $679.2 million, down 1 percent compared with $685.5 million in the third quarter of 2005. Excluding incremental sales from acquired businesses, organic boat sales declined 5 percent. Operating earnings decreased to $24.8 million from $37.9 million reported in the third quarter of 2005, and operating margins were 3.7 percent, down from 5.5 percent.
“During the quarter, we saw sales gains in boat parts and accessories as well as some of our larger models,” McCoy said. “Significant declines were seen in sales of our smaller freshwater boat lines that are sold primarily in the upper Midwest where regional economic issues have affected discretionary spending among purchasers of these boats. The margin decline was driven by an unfavorable mix shift away from our higher-margin cruiser business as we work to rebalance these pipelines, as well as lower fixed-cost absorption due to reduced production levels.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $536.5 million in the third quarter of 2006, down from $555.0 million in the year-ago quarter. Operating earnings in the third quarter decreased to $50.4 million versus $61.2 million, while operating margins declined to 9.4 percent from 11.0 percent for the same quarter in 2005.
“Stronger sales in Mercury’s international operations during the quarter helped to offset lower year-over-year domestic sales, particularly in the outboard category, which was down double digits for the quarter,” McCoy explained. “Segment results reflect both the tough operating climate and the effect of reducing production rates in some product areas during the quarter. We will continue to adjust production rates as needed to manage pipeline inventories through the model year. Operating margins were adversely affected by lower sales along with lower fixed-cost absorption on reduced production.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Fitness equipment sales increased 7 percent in the third quarter of 2006 to $136.6 million, up from $127.4 million in the year-ago quarter. Fitness segment operating earnings for the quarter totaled $12.6 million, down from $14.2 million in the third quarter of 2005, and operating margins were 9.2 percent compared with 11.1 percent a year ago.
“The sales gain was driven primarily by a double-digit increase in international sales,” McCoy said. “Margins in Europe are lower than in the United States, which, along with a mix shift to lower-margin strength equipment and higher research and development spending for new products, led to the decline in operating margins.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the third quarter of 2006 totaled $113.4 million, up 1 percent compared with $111.9 million in the year-ago quarter. Operating earnings decreased in the third quarter to $3.1 million versus $5.7 million, and operating margins were 2.7 percent compared with 5.1 percent in 2005.
“Sales gains posted by bowling retail centers offset a single-digit decline in billiards products, which is also affected by lower discretionary spending by its customers,” McCoy said. “Costs for moving certain manufacturing operations to Mexico contributed to the segment’s lower operating earnings for the quarter. Our transition of bowling ball manufacturing to Reynosa, Mexico, is almost complete, and, as previously announced, we are beginning the move of Valley-Dynamo coin-operated billiards table manufacturing to an adjacent location in Reynosa.”

Nine-Month Results
For the nine months ended Sept. 30, 2006, the company had net sales from continuing operations of $4,294.2 million, up 2 percent from $4,225.2 million for the first three quarters of 2005. Excluding contributions from acquired businesses, sales were down 3 percent. Operating earnings totaled $310.7 million for the first nine months of 2006, down from $369.1 million for the corresponding period in 2005, and operating margins were 7.2 percent versus 8.7 percent a year ago.
Net earnings from continuing operations for the first nine months of 2006 totaled $219.0 million, or $2.30 per diluted share, compared with $287.4 million, or $2.90 per diluted share, for the same period in 2005. Results for the first nine months of 2006 include $0.25 per diluted share of tax-related benefits recorded in the current and earlier quarters of the year. Results for the first three quarters of 2005 include the $0.14 per diluted share tax benefit recorded in the third quarter and an after-tax gain of $31.5 million, equivalent to $0.32 per diluted share, recorded in the first quarter on the sale of MarineMax, Inc., stock.
For the first nine months of 2006, the company reported a net loss from discontinued operations of $31.9 million, or $0.34 per diluted share, compared with net earnings of $9.7 million, or $0.10 per diluted share, for the comparable period a year ago.

Looking Ahead
“The decline in retail demand for marine products we experienced in the first half of 2006 continued into the third quarter with retail demand down in the high-single digits, which has resulted in an increase in pipeline inventories. At quarter end there were 27 weeks of supply of boats and 20 weeks of supply of engines, up from 22 weeks for boats and 19 weeks for engines a year ago,” McCoy said. “As we have said, managing pipelines is essential in a cyclical, as well as a seasonal, business. We are now in the off-season, and we can’t rely solely on retail demand to rebalance the pipeline. So, we are planning further production cuts to manage pipelines for the 2007 model year, which runs through June 30 next year. We are estimating that our 2006 earnings from continuing operations will be in the range of $2.40 to $2.46 per share, excluding non-recurring tax benefits. That compares with the $3.13 per share we reported in 2005 from continuing operations, excluding non-recurring tax benefits and the gain on the MarineMax stock sale. The year-over-year decline in earnings is primarily due to reduced sales, a mix shift to lower-margin products, and the effect of fixed-cost absorption from production cuts needed to adjust pipeline inventories. Our 2006 estimate also assumes that Congress extends the research and development tax credit retroactive to the first of the year, which would reduce our effective tax rate for the full year to about 31 percent, excluding tax-related benefits. Should Congress fail to take action, our earnings estimate range would be adversely affected by about $0.06 per share.”
“As we go forward, we will continue to execute relentlessly against our five key strategies: get the product right, get the distribution right, be best cost in our industries, be global, and attract and retain talent,” McCoy added. “We can’t control market conditions, but we will take actions necessary to operate our businesses in the most efficient manner possible. In doing so, we will achieve our long-term value creation objectives and better position the company to benefit our shareholders when industry conditions improve.”

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended September 30
	2006	2005	% Change

Net sales	$1,337.8	$1,351.1	-1%
Cost of sales	1,048.9	1,045.6	0%
Selling, general and administrative expense	182.5	173.3	5%
Research and development expense	32.1	30.1	7%
Operating earnings	74.3	102.1	-27%
Equity earnings	2.9	3.3	-12%
Other income (expense), net	0.5	(0.2)	NM
Earnings before interest and income taxes	77.7	105.2	-26%
Interest expense	(15.7)	(13.5)	16%
Interest income	5.0	3.9	28%
Earnings before income taxes	67.0	95.6	-30%
Income tax provision	16.6	13.2
Net earnings from continuing operations	50.4	82.4	-39%

Net earnings (loss) from discontinued operations, net of tax	(13.9)	6.0	NM

Net earnings	$36.5	$88.4	-59%

Earnings per common share:
Basic
Earnings from continuing operations	$0.54	$0.84	-36%
Earnings (loss) from discontinued operations	(0.15)	0.06	NM

Net earnings	$0.39	$0.90	-57%

Diluted
Earnings from continuing operations	$0.54	$0.83	-35%
Earnings (loss) from discontinued operations	(0.15)	0.06	NM

Net earnings	$0.39	$0.89	-56%

Weighted average number of shares used for computation of:
Basic earnings per share	93.2	98.1	-5%
Diluted earnings per share	93.7	99.3	-6%

Effective tax rate (1)	24.8%	13.9%

Supplemental Information
Diluted earnings from continuing operations	$0.54	$0.83	-35%
Non-recurring tax benefits (1)	(0.06)	(0.14)	NM
Earnings from continuing operations, as adjusted	$0.48	$0.69	-30%

(1) The increase in the effective tax rate for the third quarter of 2006 was primarily due to lower non-recurring tax benefits of $5.2 million, compared to $13.9 million in the third quarter of 2005.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Nine Months Ended September 30
	2006	2005	% Change

Net sales	$4,294.2	$4,225.2	2%
Cost of sales	3,337.1	3,211.9	4%
Selling, general and administrative expense	549.8	553.7	-1%
Research and development expense	96.6	90.5	7%
Operating earnings	310.7	369.1	-16%
Equity earnings	14.7	13.9	6%
Investment sale gain (1)	-	38.7	NM
Other expense, net	(2.2)	(1.0)	NM
Earnings before interest and income taxes	323.2	420.7	-23%
Interest expense	(43.5)	(39.6)	10%
Interest income	10.4	10.1	3%
Earnings before income taxes	290.1	391.2	-26%
Income tax provision	71.1	103.8
Net earnings from continuing operations	219.0	287.4	-24%

Net earnings (loss) from discontinued operations, net of tax	(31.9)	9.7	NM

Net earnings	$187.1	$297.1	-37%

Earnings per common share:
Basic
Earnings from continuing operations	$2.32	$2.93	-21%
Earnings (loss) from discontinued operations	(0.34)	0.10	NM

Net earnings	$1.98	$3.03	-35%

Diluted
Earnings from continuing operations	$2.30	$2.90	-21%
Earnings (loss) from discontinued operations	(0.34)	0.10	NM

Net earnings	$1.96	$3.00	-35%

Weighted average number of shares used for computation of:
Basic earnings per share	94.5	97.9	-3%
Diluted earnings per share	95.3	99.2	-4%

Effective tax rate (2)	24.5%	26.5%

Supplemental Information
Diluted earnings from continuing operations	$2.30	$2.90	-21%
Non-recurring tax benefits (2)	(0.25)	(0.14)	79%
Investment sale gain (1)	-	(0.32)	NM
Earnings from continuing operations, as adjusted	$2.05	$2.44	-16%

(1) The Company sold its investment in MarineMax, Inc., pursuant to a registered public offering by MarineMax.

(2)   The decrease in the effective tax rate for the first nine months of 2006 was primarily due to higher non-recurring tax benefits of $23.4 million, compared to $13.9 million in the first nine months of 2005.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended September 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2006	2005	Change	2006	2005	Change	2006	2005

Boat	$679.2	$685.5	-1%	$24.8	$37.9	-35%	3.7%	5.5%
Marine Engine	536.5	555.0	-3%	50.4	61.2	-18%	9.4%	11.0%
Marine eliminations	(127.8)	(128.7)		-	-
Total Marine	1,087.9	1,111.8	-2%	75.2	99.1	-24%	6.9%	8.9%

Fitness	136.6	127.4	7%	12.6	14.2	-11%	9.2%	11.1%
Bowling & Billiards	113.4	111.9	1%	3.1	5.7	-46%	2.7%	5.1%
Eliminations	(0.1)	-		-	-
Corp/Other	-	-		(16.6)	(16.9)	2%
Total	$1,337.8	$1,351.1	-1%	$74.3	$102.1	-27%	5.6%	7.6%

	Nine Months Ended September 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2006	2005	Change	2006	2005	Change	2006	2005

Boat	$2,199.9	$2,111.7	4%	$126.3	$161.9	-22%	5.7%	7.7%
Marine Engine	1,760.0	1,780.8	-1%	190.0	216.7	-12%	10.8%	12.2%
Marine eliminations	(404.0)	(379.6)		-	-
Total Marine	3,555.9	3,512.9	1%	316.3	378.6	-16%	8.9%	10.8%

Fitness	400.3	375.3	7%	28.9	25.7	12%	7.2%	6.8%
Bowling & Billiards	338.2	338.3	0%	16.5	22.0	-25%	4.9%	6.5%
Eliminations	(0.2)	(1.3)		-	-
Corp/Other	-	-		(51.0)	(57.2)	11%
Total	$4,294.2	$4,225.2	2%	$310.7	$369.1	-16%	7.2%	8.7%

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)
(unaudited)
	September 30,	December 31,	September 30,
	2006	2005	2005
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$559.5	$487.7	$535.9
Accounts and notes receivables, net	473.3	471.6	449.8
Inventories
Finished goods	398.5	384.3	406.0
Work-in-process	330.6	298.5	314.4
Raw materials	152.6	134.1	149.4
Net inventories	881.7	816.9	869.8
Deferred income taxes	282.8	274.8	293.7
Prepaid expenses and other	65.0	70.3	48.8
Current assets held for sale	111.3	113.7	100.5
Current assets	2,373.6	2,235.0	2,298.5

Net property	993.2	953.3	919.0

Other assets
Goodwill and other intangibles	1,005.2	949.2	952.2
Investments and other long-term assets	368.5	391.0	357.5
Long-term assets held for sale	94.2	93.0	91.3
Other assets	1,467.9	1,433.2	1,401.0

Total assets	$4,834.7	$4,621.5	$4,618.5

Liabilities and shareholders' equity
Current liabilities
Short-term debt (1)	$249.7	$1.1	$5.8
Accounts payable	403.3	431.7	406.8
Accrued expenses	742.5	803.8	778.3
Current liabilities held for sale	69.7	68.6	65.4
Current liabilities	1,465.2	1,305.2	1,256.3

Long-term debt (1)	726.0	723.7	726.8
Other long-term liabilities	596.8	608.1	636.2
Long-term liabilities held for sale	8.1	5.7	5.4
Common shareholders' equity	2,038.6	1,978.8	1,993.8

Total liabilities and shareholders' equity	$4,834.7	$4,621.5	$4,618.5

Supplemental Information
Debt-to-capitalization rate	32.4%	26.8%	26.9%

(1)   The Company completed the offering of a $250 million aggregate principal amount of floating rate notes due in 2009 under its universal shelf registration, included in Long-term debt. The proceeds from this offering will be used to repay the Company's short-term outstanding $250 million 6.75% notes due in December 2006.

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended September 30
	2006	2005
Cash flows from operating activities
Net earnings	$219.0	$287.4
Depreciation and amortization	123.1	114.3
Changes in noncash current assets and current liabilities	(143.7)	(132.4)
Income taxes and other, net	17.6	(29.7)
Net cash provided by (used for) operating activities of continuing operations	216.0	239.6
Net cash provided by (used for) operating activities of discontinued operations	(38.2)	13.1
Net cash provided by (used for) operating activities	177.8	252.7

Cash flows from investing activities
Capital expenditures	(139.7)	(150.4)
Acquisitions of businesses, net of cash and debt acquired	(82.7)	(127.5)
Investments	14.5	4.7
Proceeds from sale of property, plant and equipment	6.8	13.4
Proceeds from investment sale (1)	-	57.9
Other, net	(0.4)	(1.2)
Net cash provided by (used for) investing activities of continuing operations	(201.5)	(203.1)
Net cash provided by (used for) investing activities of discontinued operations	(4.8)	(12.8)
Net cash provided by (used for) investing activities	(206.3)	(215.9)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and
other short-term debt	(0.2)	4.4
Net proceeds from issuance of long-term debt	250.0	-
Payments of long-term debt including current maturities	(0.8)	(3.8)
Stock repurchases	(163.1)	(15.7)
Stock options exercised	14.4	14.4
Net cash provided by (used for) financing activities of continuing operations	100.3	(0.7)
Net cash provided by (used for) financing activities of discontinued operations	-	-
Net cash provided by (used for) financing activities	100.3	(0.7)

Net increase (decrease) in cash and cash equivalents	71.8	36.1
Cash and cash equivalents at January 1	487.7	499.8
Cash and cash equivalents at September 30	$559.5	$535.9

Free Cash Flow from Continuing Operations
Net cash provided by (used for) operating activities of continuing operations	$216.0	$239.6

Net cash provided by (used for):
Capital expenditures	(139.7)	(150.4)
Proceeds from investment sale (1)	-	57.9
Proceeds from sale of property, plant and equipment	6.8	13.4
Other, net	(0.4)	(1.2)
Total Free Cash Flow from Continuing Operations	$82.7	$159.3

(1) Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.